UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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ARIAD Pharmaceuticals, Inc.

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On February 26, 2015, ARIAD Pharmaceuticals, Inc. (“ARIAD”) sent the following communication to its employees.

Frequently Asked Questions on Proxy Contest

We recently received notices of nomination by Sarissa Capital Management LP of three director candidates for election at ARIAD’s 2015 Annual Meeting.  Below are answers to questions that employees may have about the proxy contest and the process moving forward.

What is an activist investor?

Typically, an activist investor acquires a stake in a company at a point in time when the stock price of the company has fallen to a low price, and then campaigns for changes in the company. This may include suggesting changes in company strategy, structure or management, returning excess cash to shareholders through share buy-back plans or paying dividends, or requesting representation on the board of directors so that the activist can directly lobby the board.

Who is Sarissa Capital?

Following the events of fall 2013 that negatively impacted ARIAD’s share price, Sarissa Capital, an activist hedge fund, became one our largest shareholders.  Sarissa was founded and is led by Alex Denner.  Following the acquisition of this ARIAD stock position, Alex Denner negotiated with ARIAD to obtain a seat on the ARIAD board for a two-year term.  He has served as a director on ARIAD’s board for the past year.

What is a proxy contest?

Each year, we have one-third of our board of directors up for re-election at the ARIAD Annual Meeting, held in late June.  This year, ARIAD has three directors up for re-election: Harvey Berger, the CEO and Chairman of the Board; Lead Independent Director, Wayne Wilson; and the Chair of our Science and Medicine Committee, Sarah Schlesinger.

Shareholders can vote in this election either in person at the Annual Meeting or via “proxy”, much like an absentee vote in a political election.  The vast majority of shareholders in most public companies vote via proxy.  In a proxy contest, sometimes referred to as a “proxy dispute” or “proxy fight,” activist investors attempt to win support from shareholders for their nominees to a company’s board as alternatives to the candidates submitted by the company. The notices that ARIAD has received recently from Sarissa nominate three alternative candidates to serve on the board.

What are the details of Sarissa’s nomination?

According to the notices of nomination submitted by Sarissa, they are seeking to have the following individuals elected to ARIAD’s board: Richard C. Mulligan, Ph.D., a co-founder of Sarissa Capital and former Harvard Professor; Anna Protopapas, a former executive at Millennium Pharmaceuticals; and Bernhard Ehmer, a former executive at ImClone and currently the CEO of Biotest AG.  They are being put forth as alternatives to Harvey, Wayne and Sarah.

What can we expect leading up to the Annual Meeting in June and what does this mean for me and my job?

Over the next few months, both sides will run a campaign, through both public and private communication channels including media outlets, aimed at convincing ARIAD shareholders to vote for their respective nominees at the Annual Meeting. It is important to remember that the proxy contest does not have a direct impact on the work we do here at ARIAD.  We must remain focused on the important work we have to do to help the company achieve its goals and improve the lives of cancer patients.   Successful achievement of our corporate objectives will help the three ARIAD candidates gain re-election.

We will continue to provide updates as appropriate, including at the February 27 Company Exchange.  If you have additional questions, you can submit them anonymously here.

Please note that, because nearly all ARIAD employees are also shareholders in the company, all communications to employees on this subject leading up to the Annual Meeting will be considered “proxy solicitation.”  Our internal communications on this topic must remain in compliance with SEC requirements, include the additional information below, and be filed with the SEC as solicitation material.

Important Additional Information

ARIAD, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from ARIAD stockholders in connection with the matters to be considered at ARIAD’s 2015 Annual Meeting. ARIAD intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from ARIAD stockholders. ARIAD STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding ARIAD’s directors and executive officers is available in ARIAD’s proxy statement, dated May 9, 2014, for its 2014 Annual Meeting. To the extent holdings of ARIAD’s securities by directors or executive officers have changed since the amounts set forth in the 2014 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with ARIAD’s 2015 Annual Meeting. Additional information can also be found in ARIAD’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 3, 2014, as amended pursuant to Amendment No. 1 filed with the SEC on April 30, 2014, and in ARIAD’s Quarterly Reports on Form 10-Q. ARIAD’s stockholders will be able to obtain, free of charge, any proxy statement, any amendments or supplements to the proxy statement and any other documents filed by ARIAD with the SEC at the SEC’s website at http://www.sec.gov. In addition, copies will be available free of charge at ARIAD’s website at http://www.ariad.com or by contacting ARIAD’s Investor Relations by mail at ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, MA 02139 or by phone at 617-503-7028.